January 14, 2019

Subject: Transition of Services Agreement
Frank H. Boykin

Dear Frank,

We appreciate your contributions to Mohawk Industries, Inc. ("Mohawk") and the support you have provided over the past 25 years. Your agreement to provide advisory services to Mohawk will ensure a smooth transition of the business strategies and tactics to our new CFO. This letter outlines the terms and the corresponding recognition for you in this process.

Term

The services provided pursuant to this agreement will commence on your resignation as Chief Financial Officer ("CFO") of Mohawk (the "Effective Date"). For a period of twelve (12) months thereafter (the "Initial Term" and together with any Extension, the "Term"), you will continue as an employee of the Company and provide the services specified below. Unless this agreement is terminated earlier, Mohawk shall have the option to extend the term of this agreement for an additional twelve (12) months depending on the needs of the business (the "Extension").

Services

During the Term of this agreement, you will assist in the transition of the new CFO by providing support related to the financial operations of the business and your former duties as CFO. It is anticipated that, during the Term of this Agreement, you shall spend approximately 50% of your time fulfilling your responsibilities hereunder. In your position, you will be reporting directly to the Chief Executive Officer of Mohawk.

Compensation

- Compensation. You will be compensated at a rate equal to 50% of your current target compensation including base salary and annual incentives. Your compensation shall be paid in accordance with Mohawk's ordinary payroll schedule, subject to applicable withholdings, deductions and other taxes. Except as otherwise provided for herein, this compensation is in lieu of any further compensation you would have received in your current role as CFO of Mohawk. In the event you terminate this Agreement prior to the expiration of the Term, you will be entitled only to the pro-rated compensation for the time prior to which you terminated the relationship.

- Vehicle. During the Term, Mohawk will continue to pay all costs for your company vehicle in accordance with Mohawk's current policies.

- Benefits. During the Term, you will be eligible to participate, as applicable, in Mohawk's benefits plans at a level similar to those prior to the Effective Date.

If you have any questions, please do not hesitate to reach out to either Phil Brown or me. Thank you for all that you have done for Mohawk and your assistance with this transition.

Please acknowledge acceptance of this agreement by signing where indicated below.

Sincerely,

MOHAWK INDUSTRIES, INC.

Name: Jeffrey Lorberbaum
Title: Chief Executive Officer

Agreed, Acknowledged and Accepted:

Name: Frank H. Boykin
Title: Chief Financial Officer